EXHIBIT 99.1
Lorna Fernandes
Sybase Public Relations
+1 925 236 4107
lorna.fernandes@sybase.com
Melissa Sheridan
Citigate Cunningham for Sybase, Inc.
+1 415 618 8783
msheridan@citigatecunningham.com
SYBASE COMPLETES ACQUISITION OF MOBILE 365
Acquisition Makes Sybase the World’s Largest Provider of Mobile Enterprise Software and
Services; Management to Host Conference Call and Provide 2007 Guidance
DUBLIN, Calif. — November 8, 2006 — Sybase, Inc. (NYSE: SY), a leading provider of enterprise infrastructure and mobile software, today announced that it completed the acquisition of Mobile 365, Inc. in an all-cash transaction valued at $417 million. Net of acquired cash, the transaction is valued at $397 million. Mobile 365 will now operate as Sybase 365, a wholly-owned subsidiary. Marty Beard, senior vice president of corporate development and marketing for Sybase, Inc., will lead the new subsidiary as president. The Sybase mFolio business will be integrated into Sybase 365 immediately, and certain assets of Sybase AvantGo will be integrated into Sybase 365 early in 2007.
     “Our acquisition of Mobile 365 is strategic, visionary and progressive in scope,” said John Chen, Sybase chairman, CEO and president. “Built on unique intellectual property and a comprehensive global network, Sybase 365 provides the messaging infrastructure-of-choice for interoperability and content delivery. With this acquisition, we expand our Unwired Enterprise offerings and our ability to deliver information anytime, anywhere, to any type of device.”
     Sybase 365 is the global leader in mobile interoperator messaging—including SMS, MMS and IMS—delivering more than 3.5 billion messages per month. Through its extensive network of approximately 700 mobile operators, including Verizon Wireless,

Vodafone, T-Mobile, Cingular, Telefonica and China Mobile, Sybase 365 will continue to focus on enabling the world’s leading content providers and global brands, such as Citibank, Yahoo!, AOL, MSN and Twentieth Century Fox to mobilize their content and applications.
     “Verizon Wireless enjoys a close relationship with Mobile 365, partnering for the timely delivery of mobile data worldwide,” said Jim Straight, vice president of Wireless Internet and Multimedia Services for Verizon Wireless. “As we approach the fifth anniversary of Mobile 365 launching carrier services here in the U.S., I’m pleased they have found a corporate parent who brings additional resources and opportunities to the market and that Mobile 365 will continue to serve us as they have in the past.”
     “The acquisition solidly positions Sybase between mobile operators, content providers, and global brands—further extending our worldwide leadership in enterprise mobility,” said Marty Beard, the newly appointed president of Sybase 365. “It also brings Sybase a robust software-as-a-service business, and it creates new opportunities to leverage our AvantGo, mFolio and data analytics solutions.”
     “Mobile 365 offers Sybase customers a direct delivery channel to nearly any mobile device on any carrier, anywhere in the world—something no other mobile middleware provider can claim...We expect Sybase to maintain its leadership position in the mobile middleware market,” writes Jack Gold of J. Gold Associates in the firm’s September 25, 2006 Technology Brief.
2007 Full-year Guidance
     For Sybase consolidated operations, management expects 2007 revenues to reach approximately $1.02 billion, which includes Sybase 365. For the 2007 full year, Sybase 365 is expected to generate revenue in the range of $120 to $125 million, including the contributions from mFolio and certain assets of the AvantGo business. Inclusive of Sybase 365, full-year 2007 fully diluted EPS is estimated to range from $1.50 to $1.52 on a pro forma basis and from $1.01 to $1.03 on a GAAP basis. Management expects the pro forma tax rate for 2007 to be 33% and the GAAP rate to be 36%.
     Management expects the acquisition to be accretive to pro forma EPS by the fourth quarter of 2007. The 2007 full-year cash flow from operations is expected to range from $185 to $190 million.
     Pro forma amounts exclude amortization of certain purchased intangibles, stock-based compensation, and restructuring costs. Accompanying this release is a reconciliation of projected pro forma and GAAP amounts for the full year 2007.
Investor Conference Call and Webcast Information
Investors are invited to listen to a live audio Webcast with Sybase chairman, CEO and President John Chen; Senior Vice President and Chief Financial Officer Pieter Van der Vorst; and Sybase 365 President Marty Beard to discuss the acquisition of Mobile 365. The call and simultaneous Webcast is scheduled to begin today, November 8, 2006 at 2:00 p.m., Pacific Time/5:00 p.m. Eastern Time. To access the live Webcast, please visit www.fulldisclosure.com or Sybase’s Website at www.sybase.com at least 20 minutes prior to the call to download any necessary audio or plug-in software. A telephone replay will be available approximately two hours after the conference call ends and will be available until 10:00 p.m. Pacific Time on November 15, 2006. To access the replay, please dial (888) 203-1112 for domestic access and +1 719 457 0820 for international callers; the access code for the telephone replay is #5725764. Additionally, the archived Webcast will be available through December 31, 2006 at http://www.sybase.com/about_sybase/investorrelations.
About Sybase, Inc.
Sybase is the largest global enterprise software company exclusively focused on managing and mobilizing information from the data center to the point of action. Sybase provides open, cross-platform solutions that securely deliver information anytime, anywhere, enabling customers to create an information edge. The world’s most critical data in commerce, communications, finance, government and healthcare runs on Sybase. For more information, visit the Sybase Web site: http://www.sybase.com.
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Sybase®, AvantGo® and mFolio™ are trademarks of Sybase, Inc. ® Indicates registration in the United States of America. All other company or product names mentioned may be trademarks of the respective companies with which they are associated.

Forward-Looking Statements
Statements concerning the benefits of Sybase’s acquisition of Mobile 365, future industry and company growth, anticipated impact on Sybase’s earnings and Sybase’s plans following completion of the acquisition are by nature “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of uncertainties and risks ad cannot be guaranteed. Factors that could cause actual events or results to differ materially include the risk that the acquisition may not be integrated as well as anticipated, risks related to the successful offering of the combined companies’ products and services, risks that the expected synergies resulting from the transaction will not materialize or will be less than anticipated, risks related to unanticipated integration costs and successful employee retention, rapid technological changes, competitive factors and other risks concerning Sybase and its operations that are detailed in Sybase’s periodic filings with the SEC, including its most recent filings on Form 10-K and Form 10-Q.

Investor Relations Contacts:

Charlie Chen	Lynne Farris
Sybase Investor Relations	Sybase Investor Relations
+1 925 236 6015	+1 925 236 8797
charles.chen@sybase.com	lynne.farris@sybase.com

SYBASE, INC.
Reconciliation of GAAP-based EPS to pro forma EPS
for the twelve months ended December 31, 2007
(unaudited)

	Low end	High end
	of range	of range
Pro forma EPS	$1.50	$1.52

Amortization of purchased intangibles	(0.42)	(0.42)
Amortization of stock compensation expense	(0.24)	(0.24)
Income tax effect of above adjustments	0.24	0.24
Income tax effect primarily from utilization of tax credits	(0.07)	(0.07)

GAAP — based EPS	$1.01	$1.03

Use of Pro Forma Financial Information
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Sybase uses pro forma measures of operating results, net income and earnings per share, which are adjusted from GAAP-based results to exclude certain costs and expenses. These pro forma adjustments are provided to enhance an overall understanding of our current financial performance and our prospects for the future, and are one of the primary indicators management uses for planning and forecasting future periods. We have excluded such items, including purchase accounting adjustments in connection with acquisitions because we do not believe they are indicative of our core business. Even though such items have recurred in the past and may recur in future periods, they are driven by events (such as acquisitions) that occur sporadically and are not directly related to our ongoing core business operations. Pro forma financial information is never intended to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.